UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. _1_)*

                                UROPLASTY, INC.

                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
                         (Title of Class of Securities)

                                   917277204
                                 (CUSIP Number)

                               DECEMBER 31, 2010
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]     Rule 13d-1(b)
[_]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


-------------------------------------- ------------------------------------- -------------------------------------

         CUSIP No. 917277204                          13G/A                           Page 2 of 7 Pages

-------------------------------------- ------------------------------------- -------------------------------------

          1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                         1,044,738
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                     1,044,738
--------- ------------------------------------------------------------------------- ------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                               1,044,738
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                  [ ]

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                              5.1%
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------


--------------------------------------- ------------------------------------ -------------------------------------

CUSIP No. 917277204                                    13G/A                          Page 3 of 7 Pages
--------------------------------------- ------------------------------------ -------------------------------------

--------- --------------------------------------------------------------------------------------------------------

          13. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. CHECK THE APPROPRIATE BOX IF A GROUP*                                                     (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          16. CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
    NUMBER OF
      SHARES             17. SOLE VOTING POWER                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            18. SHARED VOTING POWER                                                        1,044,738
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            19. SOLE DISPOSITIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         20. SHARED DISPOSTIVE POWER                                                    1,044,738
--------- ------------------------------------------------------------------------- ------------------------------

          21. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                              1,044,738
--------- --------------------------------------------------------------------------------------------------------

       22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [ ]

--------- ------------------------------------------------------------------------- ------------------------------

          23. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                              5.1%
--------- ------------------------------------------------------------------------- ------------------------------

          24. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                     IN
--------- ------------------------------------------------------------------------- ------------------------------

--------------------------------------- ------------------------------------ --------------------------------------

CUSIP No. 917277204                                    13G/A                           Page 4 of 7 Pages
--------------------------------------- ------------------------------------ --------------------------------------

ITEM 1.

     (a)  Name of Issuer: Uroplasty, Inc.

     (b)  Address   of   Issuer's  Principal Executive Offices:
                                                5420 Feltl Road
                                                Minnetonka, Minnesota 55413-2820

ITEM 2.

                                        This Schedule 13G/A (the "Schedule") is
                                        being filed with respect to shares of
                                        Common Stock (as defined below) of
     (a) Name   of  Person  Filing:     Uroplasty, Inc. (the "Issuer") which are
                                        beneficially owned by Perceptive
                                        Advisors LLC and Joseph Edelman
                                        (together, the "Reporting Persons"). See
                                        Item 4 below.

                                                         Perceptive Advisors LLC
     (b) Address of Principal Business Office            499 Park Avenue,
         or, if none, Residence:                         25th Floor
                                                         New  York, NY 10022

     (c) Citizenship:                   Perceptive Advisors  LLC is a Delaware
                                        limited liability company and Joseph
                                        Edelman is a United States Citizen.

     (d) Title of Class of Securities:  Common Stock, par value $.01
                                        (the "Common Stock")


     (e)  CUSIP Number:                 917277204


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13D-1(B) OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c).

     (d)  [ ] Investment company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C 80a-8).

     (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with ss.
          240.13d-1(b)(1)(ii)(G);

     (h)  [ ] A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
          Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


--------------------------------------- ------------------------------------ --------------------------------------

CUSIP No. 917277204                                    13G/A                           Page 5 of 7 Pages
--------------------------------------- ------------------------------------ --------------------------------------

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                        The Reporting Persons beneficially own
                                        1,044,738 shares of Common Stock held by
                                        a private investment fund to which
                                        Perceptive Advisors LLC serves as the
     (a) Amount beneficially  owned:    investment manager. Mr. Edelman is the
                                        managing member of Perceptive Advisors
                                        LLC.

                                        The beneficial ownership of 5.1% is
                                        based on the 20,526,457 outstanding
     (b) Percent of class:              shares of Common Stock of the Issuer, as
                                        disclosed on the Issuer's Form
                                        10-Q filed with the SEC on October 27,
                                        2010.

     (c) Number of  shares  as  to  which the person has:

          (i)  Sole power to vote or to direct the vote:                        0
         (ii)  Shared power to vote or to direct the vote:              1,044,738
        (iii)  Sole power to dispose or to direct the disposition of:           0
         (iv)  Shared power to dispose or to direct the disposition of: 1,044,738

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

--------------------------------------- ------------------------------------ -------------------------------------

CUSIP No. 917277204                                    13G/A                          Page 6 of 7 Pages
--------------------------------------- ------------------------------------ -------------------------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard, Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of a private investment fund. Accordingly, the private investment fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the private investment fund.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary
(a) course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


--------------------------------------- ------------------------------------ -------------------------------------

CUSIP No. 917277204                                     13G/A                         Page 7 of 7 Pages
--------------------------------------- ------------------------------------ -------------------------------------


                                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------- ------------------------------------ -------------------------------------
February 14, 2011
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title
February 14, 2011
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

--------------------------------------- ------------------------------------ -------------------------------------

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
